Grant Park Fund Weekly Commentary

For the Week Ended September 9, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Oct 2006 - Sep 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.7%	0.0%	-6.7%	-0.9%	-1.3%	4.0%	4.8%	4.0%	12.4%	-16.4%	0.4	0.5
B**	-0.7%	0.0%	-7.2%	-1.5%	-1.9%	3.3%	N/A	3.3%	12.4%	-17.1%	0.3	0.4
Legacy 1***	-0.7%	0.1%	-5.3%	1.1%	N/A	N/A	N/A	-1.2%	11.3%	-10.9%	0.0	-0.1
Legacy 2***	-0.7%	0.1%	-5.6%	0.7%	N/A	N/A	N/A	-1.5%	11.3%	-11.1%	-0.1	-0.2
Global 1***	-0.5%	0.3%	-5.6%	-0.8%	N/A	N/A	N/A	-2.9%	10.6%	-13.3%	-0.2	-0.4
Global 2***	-0.5%	0.3%	-5.8%	-1.0%	N/A	N/A	N/A	-3.2%	10.6%	-13.5%	-0.3	-0.4
Global 3***	-0.6%	0.2%	-7.0%	-2.8%	N/A	N/A	N/A	-5.0%	10.6%	-14.6%	-0.4	-0.6

S&P 500 Total Return Index****	-1.7%	-5.3%	-6.9%	3.1%	1.9%	-0.8%	3.0%	-0.8%	18.2%	-50.9%	0.0	-0.1
Barclays Capital U.S. Long Gov Index****	1.0%	5.2%	21.9%	12.2%	11.4%	9.7%	8.1%	9.7%	12.0%	-12.3%	0.8	1.5

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	38%					36%
Energy	10%	Short	Gasoline Blendstock	2.9%	Long	10%	Short	Natural Gas	2.9%	Short
			Natural Gas	2.8%	Short			Gasoline Blendstock	2.9%	Long
Grains/Foods	15%	Long	Corn	4.2%	Long	14%	Long	Corn	4.2%	Long
			Soybeans	2.9%	Long			Soybeans	2.9%	Long
Metals	13%	Long	Silver	2.7%	Long	12%	Long	Silver	2.8%	Long
			Gold	2.7%	Long			Gold	2.5%	Long
FINANCIALS	62%					64%
Currencies	25%	Short $	Japanese Yen	4.0%	Long	25%	Short $	Japanese Yen	4.2%	Long
			Euro/Japanese Yen	2.0%	Short			Australian Dollar	2.2%	Long
Equities	11%	Short	S&P 500	2.9%	Short	12%	Short	S&P 500	3.5%	Short
			Hang Seng	1.1%	Short			Hang Seng	1.1%	Short
Fixed Income	26%	Long	U.S. 2-Year Treasury Notes	4.1%	Long	27%	Long	U.S. 2-Year Treasury Notes	4.8%	Long
			U.S. 10-Year Treasury Notes	3.9%	Long			U.S. 10-Year Treasury Notes	4.4%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil prices rose by nearly 1%, propelled by increased demand for risk assets amidst an intraweek rally in the equity markets. Although finishing the week profitable, the crude oil markets endured a minor reversal due to Eurozone debt concerns. Worries that new tropical storm activity was building in the Gulf of Mexico drove natural gas markets higher.

Grains/Foods

U.S. grains markets predominantly fell due to weakening demand from China and reports showing elevated grains forecasts from outside the U.S. In the softs markets, a stronger U.S. dollar put heavy pressure on the coffee and sugar markets, moving prices lower.

Metals

Despite volatile trading, the precious metals markets finished lower for the week. Losses incurred from liquidations following equity market gains were only partially offset by late-week buying caused by renewed Eurozone debt market fears. Base metals markets declined, under pressure from a disappointing U.S. unemployment report and pessimistic comments from the European Central Bank President regarding economic growth in the Eurozone.

Currencies

The U.S. dollar strengthened following the announcement of President Obama's newly proposed jobs plan. U.S. dollar gains were furthered by comments from the U.S. Federal Reserve stating there was no planned stimulus activity forthcoming in the near future. The Swiss franc underwent steep declines against counterparts because of speculation Swiss officials will take further steps to devalue the nation's currency. The Australian dollar registered losses due to sharp declines in the global commodity markets and reports that the nation's unemployment situation may be worsening.

Equities

Global equity markets were on the decline as speculators believed European officials will be unable to design a plan to prevent Greece from defaulting on its current debt obligations. Losses were partially offset due to hopes that President Obama's job plan would be able to bolster domestic growth.

Fixed Income

U.S. debt markets continued their uptrend amidst overhanging Greek debt concerns and data supporting forecasts for a prolonged economic slowdown. Sharp late-week declines in the global equity markets also played a role in moving the U.S. debt markets higher.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.